Exhibit 99.1
For Immediate Release
Contact: Gene Cassis, Vice President of Investor Relations, 508-482-2349
Waters Reports Fourth Quarter 2007 Sales Growth of 13%
Milford, Massachusetts, January 22, 2008 — Waters Corporation (NYSE/WAT) reported fourth quarter 2007 sales of $437 million, an increase of 13% over sales of $387 million in the fourth quarter of 2006. In the quarter, foreign currency translation contributed 5% to the reported sales growth rate. On a GAAP basis, earnings per diluted share (E.P.S.) for the fourth quarter were $0.96, compared to $0.78 for the fourth quarter of 2006. On a non-GAAP basis, including the adjustments in the attached reconciliation, E.P.S. grew 17% to $0.98 from $0.84 in the fourth quarter of 2006.
For the full year, sales for the Company were $1.47 billion, an increase of 15% over sales of $1.28 billion in 2006. Foreign currency translation contributed 3% to the reported sales growth rate. E.P.S. for 2007 were $2.62 compared to $2.13 in 2006. On a non-GAAP basis, including adjustments in the attached reconciliation, E.P.S. grew 20% to $2.75 from $2.29 in 2006.
Commenting on the Company’s performance, Douglas Berthiaume, Chairman, President and Chief Executive Officer said, “2007 was a very successful year for Waters as sales grew 15%, non-GAAP E.P.S. were up 20% and cash from operations increased approximately 35%. The year’s performance was highlighted by continued rapid uptake of our ACQUITY UPLC™ systems and significant new placements of SYNAPT™ HDMS™ instruments. Our fourth quarter financial results were less than our expectations primarily as a result of a higher than expected tax rate for 2007 and weaker sales in Japan.”
As communicated in a prior press release, Waters Corporation will webcast its fourth quarter 2007 financial results conference call this morning, January 22, 2008 at 8:30 a.m. eastern time. To listen to the call, connect to www.waters.info, choose “Investor Relations” and click on the “Live Webcast”. A replay will be available through January 29, 2008 at midnight eastern time, similarly by webcast and also by phone at 402-998-1399.
Waters Corporation holds worldwide leading positions in three complementary analytical technologies - liquid chromatography, mass spectrometry, and thermal analysis. These markets account for approximately $5.0 billion of the estimated $20 — $25 billion analytical instrumentation market.

CAUTIONARY STATEMENT
This release may contain “forward-looking” statements regarding future results and events, including statements regarding expected financial results, future growth and customer demand that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words, “believes”, “anticipates”, “plans”, “expects”, “intends”, “appears”, “estimates”, “projects”, and similar expressions are intended to identify forward-looking statements. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements within this release for a variety of reasons, including and without limitation, the impact of changes in accounting principles or tax rates, the ability to successfully integrate acquired businesses, fluctuations in capital expenditures by the Company’s customers, in particular large pharmaceutical companies, regulatory and/or administrative obstacles to the timely completion of purchase order documentation, introduction of competing products by other companies, such as improved research-grade mass spectrometers, and/or higher speed and/or more sensitive liquid chromatographs, pressures on prices from competitors and/or customers, regulatory obstacles to new product introductions, lack of acceptance of new products, other changes in the demands of the Company’s healthcare and pharmaceutical company customers, changes in distribution of the Company’s products, risks associated with lawsuits and other legal actions particularly involving claims for infringement of patents and other intellectual property rights, and foreign exchange rate fluctuations affecting translation of the Company’s future non-U.S. operating results. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s annual report on Form 10-K for the year ended December 31, 2006 and quarterly report on Form 10-Q for the period ended September 29, 2007, as filed with the Securities and Exchange Commission (the “SEC”), which “Risk Factors” discussion is incorporated by reference in this release. The forward-looking statements included in this release represent the Company’s estimates or views as of the date of this release report and should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this release.

Waters Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands and unaudited)

	December 31, 2007	December 31, 2006
Cash and cash equivalents	693,014	514,166
Accounts receivable	317,792	272,157
Inventories	175,888	168,437
Other current assets	48,185	44,920
Total current assets	1,234,879	999,680

Property, plant and equipment, net	160,856	149,262
Other assets	484,857	468,371
Total assets	1,880,592	1,617,313

Notes payable and debt	384,176	403,461
Accounts payable and accrued expenses	273,290	282,373
Total current liabilities	657,466	685,834

Long-term debt	500,000	500,000
Other long-term liabilities	137,851	69,096
Total liabilities	1,295,317	1,254,930

Total equity	585,275	362,383
Total liabilities and equity	1,880,592	1,617,313

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Net sales	437,003	386,930	1,473,048	1,280,229
Cost of sales (1)	181,992	162,386	631,122	536,185

Gross profit	255,011	224,544	841,926	744,044

Selling and administrative expenses (1)	101,996	95,761	403,703	357,664
Research and development expenses (1)	20,838	19,470	80,649	77,306
Purchased intangibles amortization	2,261	1,459	8,695	5,439
Restructuring and other unusual charges (2)	—	814	—	8,484

Operating income	129,916	107,040	348,879	295,151

Other expense (3)	—	(5,847)	—	(5,847)
Interest expense, net	(5,734)	(7,249)	(25,687)	(26,345)
Income from operations before income taxes	124,182	93,944	323,192	262,959

Provision for income taxes	25,239	14,055	55,120	40,759

Net income	98,943	79,889	268,072	222,200

Net income per basic common share	$0.98	$0.79	$2.67	$2.16

Weighted-average number of basic common shares	100,689	101,431	100,500	102,691

Net income per diluted common share	$0.96	$0.78	$2.62	$2.13

Weighted-average number of diluted common shares and equivalents	102,778	103,019	102,505	104,240

(1)	The results for the twelve months ended December 31, 2007 include a charge for a one-time contribution to the 401(k) defined contribution plan associated with freezing of pay credit accruals under the Company’s U.S. defined benefit pension plan. The amount of the one-time charge taken in the third quarter of 2007 in the consolidated statement of operations above is as follows:

	(Unaudited)
	Twelve Months Ended
	December 31,	December 31,
	2007	2006
Cost of sales	2,556	—
Selling and administrative expenses	7,368	—
Research and development expenses	2,243	—

Total one-time contribution charge	12,167	—

(2)	The results for the three and twelve months ended December 31, 2006 include restructuring and other incremental costs in relation to a cost reduction plan implemented in February 2006.

(3)	The results for the three and twelve months ended December 31, 2006 include a charge of $5.8 million recorded for an impairment of an equity investment.

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Reconciliation of net income per diluted share, in accordance with generally accepted accounting principles, with adjusted results:

Net income per diluted share	$0.96	$0.78	$2.62	$2.13

Adjustment for purchased intangibles amortization, net of tax	1,294	1,054	6,137	4,485
Net income per diluted share effect	0.01	0.01	0.06	0.04

Adjustment for one-time contribution, net of tax	—	—	7,750	—
Net income per diluted share effect	—	—	0.08	—

Adjustment for restructuring and other unusual charges, net of tax	—	693	—	7,059
Net income per diluted share effect	—	0.01	—	0.07

Adjustment for impairment of equity investment, net of tax	—	4,865	—	4,865
Net income per diluted share effect	—	0.05	—	0.05

Adjusted net income per diluted share	$0.98	$0.84	$2.75	$2.29

The adjusted net income per diluted share presented above is used by the management of the Company to measure operating performance with prior periods and is not in accordance with generally accepted accounting principles (GAAP). The above reconciliation identifies items management has excluded as non-operational transactions. Management has excluded the purchased intangibles amortization, restructuring charge and impairment of equity investment from its non-GAAP adjusted amounts since management believes that these charges are not directly related to ongoing operations thereby providing investors with information that helps to compare ongoing operating performance. Management has also excluded the one-time contribution from its non-GAAP adjusted amounts to enable management and investors to prepare meaningful comparisons of the Company’s operating results to prior and future periods.